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                                 EXHIBIT 99.3

MEMORANDUM

TO:   Shareholders of BancWare, Inc.

FROM: Bill Popp and Matt Mandalinci
      BancWare, Inc.

DATE: November 12, 1997

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You should have received a preliminary copy of a Proxy Statement-Prospectus recently, relating to the acquisition of BancWare by SunGard Data Systems Inc. An amendment to the Proxy Statement-Prospectus was filed with the SEC, and the SEC has declared it effective.

Now that the Proxy Statement-Prospectus is effective, for the acquisition to go forward, among other things, the shareholders of BancWare must vote to approve the transaction.

A copy of the amended Proxy Statement-Prospectus (including a Notice of Special Meeting of Shareholders), a proxy card and a return envelope for the proxy card are enclosed. In addition, a blank signature page to the Escrow Agreement (described in the Proxy Statement-Prospectus and attached to the Proxy Statement-Prospectus as Appendix C) is enclosed for your signature. Please complete the signature page to the Escrow Agreement by signing your name, printing your name below your signature and printing your address in the space provided. You should return your signed signature page to BancWare along with your signed proxy card in the enclosed return envelope.

PLEASE NOTE THAT THE SPECIAL MEETING OF SHAREHOLDERS OF BANCWARE HAS BEEN RESCHEDULED TO BE HELD DECEMBER 12, 1997 AT 10:00AM AT BANCWARE'S HEADQUARTERS
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AT 88 BROAD STREET, BOSTON, MA 02110.

As always, please call either of us at 617-542-2800 (Bill at ext. 245 and Matt at ext. 628) with any questions.